                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                     Genentech, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

GENENTECH LOGO                            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                                       TO BE HELD ON
                                                       APRIL 30, 1998

To the Stockholders of Genentech, Inc.:

     The Annual Meeting of the Stockholders (the "Annual Meeting") of Genentech, Inc., a Delaware corporation ("Genentech"), will be held at The San Francisco Airport Marriott Hotel, 1800 Old Bayshore Highway, Burlingame, California, on Thursday, April 30, 1998, commencing at 10:00 a.m., local time, for the following purposes:

          (1) To elect five directors to the 2001 Class of the Board of Directors of Genentech for a term of three years.

          (2) To ratify the selection by the Board of Directors of Ernst & Young LLP as Genentech's independent auditors for the year ending December 31, 1998.

          (3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 2, 1998 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available at Genentech's headquarters, 1 DNA Way, South San Francisco, California 94080, for ten days before the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, however, you are urged to complete, date, sign and return the enclosed Proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a Proxy.

                                          By Order of the Board of Directors

                                          STEPHEN G. JUELSGAARD
                                          Secretary

South San Francisco, California
March 16, 1998

                                GENENTECH, INC.
                                   1 DNA WAY
                         SOUTH SAN FRANCISCO, CA 94080
                            ------------------------

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1998
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited by the Board of Directors of Genentech, Inc. ("Genentech" or the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, April 30, 1998 (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of Callable Putable Common Stock of Genentech, par value $0.02 per share ("Special Common Stock"), held in their names. The cost of solicitation of Proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by Genentech. In addition, Genentech will reimburse brokerage firms and other persons representing beneficial owners of Special Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of Proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other regular employees of Genentech. No additional compensation will be paid to directors, officers or other regular employees for such services. This Proxy Statement and accompanying Proxy will be mailed on or about March 16, 1998 to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record at the close of business on March 2, 1998 ("Record Date") will be entitled to notice of and to vote at the Annual Meeting. On March 2, 1998, Genentech had outstanding 48,293,706 shares of Special Common Stock and 76,621,009 shares of Common Stock, par value $0.02 per share ("Common Stock"). Each holder of record of shares of Special Common Stock or Common Stock on the Record Date is entitled to one vote per share on each matter to be considered at the Annual Meeting. An affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required for approval of all matters being submitted to the stockholders for their consideration. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker nonvotes. Abstentions and broker nonvotes are each included in the number of shares present and voting. However, abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved or not.

     Any stockholder giving a Proxy has the power to revoke it any time before it is exercised. The Proxy may be revoked by filing with the Secretary of Genentech, at the principal executive office of Genentech, 1 DNA Way, South San Francisco, California 94080, a notice of revocation or a duly executed Proxy bearing a later date. It may also be revoked by attendance at the Annual Meeting and voting in person.

MERGER WITH ROCHE HOLDINGS, INC.

     On October 25, 1995 (the "Effective Date"), a wholly-owned subsidiary ("Merger Subsidiary") of Roche Holdings, Inc., a Delaware corporation ("Roche"), was merged with and into Genentech (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of May 23, 1995, as amended and restated, among Genentech, Roche and Merger Subsidiary (the "Merger Agreement"). Roche is a wholly-owned subsidiary of Roche Finance Ltd, a Swiss corporation, which is a wholly-owned subsidiary of Roche Holding Ltd, a Swiss corporation ("Roche Holding"). On the Effective Date, (i) each outstanding share of Common Stock, par value $.02 per share, of Genentech (other than shares of Common Stock held by Roche and its affiliates) was converted into one share of Special Common Stock, (ii) each outstanding share of Common Stock held by Roche and its affiliates was cancelled, and (iii) the outstanding common stock of Merger Subsidiary was converted into shares of Common Stock representing the same number of shares of Common Stock held by Roche and its affiliates immediately prior to the Merger. Immediately following the Merger, Roche and its affiliates owned 76,621,009 shares of Common Stock.

     On the Effective Date, Genentech's Certificate of Incorporation was amended to provide that in accordance with the terms of the Amended Governance Agreement (as defined below) Roche could cause Genentech to redeem the Special Common Stock at predetermined prices. During the quarter beginning January 1, 1998, the option price is $75.00 per share, and it increases thereafter by $1.50 per share each quarter, to $82.50 per share for the final quarter which ends the redemption period on June 30, 1999 (the "Call Rights"). In accordance with Genentech's Certificate of Incorporation, for 30 business days following the expiration of the redemption period or during the 60 business days following certain insolvency events involving Genentech (the "Put Period"), the stockholders will have the right to cause the purchase of none, some or all of their shares of Special Common Stock at $60.00 per share (the "Put Rights"). Genentech's obligation to redeem these shares is contingent upon the contribution by Roche of the necessary redemption funds.

     On the Effective Date, Genentech and Roche entered into the Amended and Restated Governance Agreement (the "Amended Governance Agreement") which contains terms relating to the corporate governance of the Company after the Merger and the acquisition and disposition of securities of the Company by Roche and its affiliates. The Amended Governance Agreement provides that following the Put Period, the Board shall include two Roche designees, two officers of the Company and the remainder shall be "independent directors" (defined as individuals who are neither an officer of Genentech nor an employee, director, principal stockholder or partner of Roche, its affiliates or any entity (other than the Company and its subsidiaries) that was dependent on Roche or its affiliates for more than 10% of its revenues or earnings in the most recent fiscal year). Roche may also designate a number of such independent directors equal to its voting interest of Genentech capital stock times the total number of such independent directors. Prior to the end of the Put Period, Roche may not designate more than two representatives to the Board (currently Drs. Humer and Knowles) unless it acquires 100% ownership of Genentech. The Amended Governance Agreement required the establishment of a Nominations Committee with exclusive authority to nominate individuals to serve on the Board. The Nominations Committee must have at least one director designated by Roche, a director who is an officer of the Company and one independent director, and all nominations for members of the Board who are not then serving as directors must be unanimous, except for representatives designated by Roche pursuant to the terms of the Amended Governance Agreement. Roche also agreed to provide the funds necessary to satisfy the financial obligations regarding the Call Rights or the Put Rights, as applicable. Roche Holding unconditionally guaranteed Roche's payment obligations for the Put Rights under the terms of the Guaranty Agreement dated as of the Effective Date between Genentech and Roche Holding.

     The Amended Governance Agreement specifies that the approval of the directors of the Company designated by Roche under the Amended Governance Agreement is required for the acquisition, sale, lease, license or transfer of all or a substantial portion of the business or assets of the Company and certain issuances and redemptions of capital stock of the Company. In addition, the Amended Governance Agreement provides that the Company will not, except as provided in the License Agreement (as defined below), enter into any material licensing or marketing agreement for any products, processes, inventions or developments made by the Company or its subsidiaries unless the Company has first negotiated in good faith with Roche for not less than three nor more than six months with a view towards reaching a mutually beneficial licensing or marketing agreement.

     On the Effective Date, Genentech and F. Hoffmann-La Roche Ltd, a Swiss corporation ("HLR") entered into an Agreement (the "License Agreement") granting HLR an option for ten years for licenses to use and sell certain of Genentech's products in non-U.S. markets. In the second quarter of 1997, the Company and HLR agreed in principle to changes to the License Agreement. Key changes to the License Agreement are summarized as follows: (1) For future products, HLR may choose to exercise its option either when the Company determines to move a product into development, or at the end of Phase II (as in the License Agreement) and U.S. and European development costs will be shared (discontinuing the distinction regarding location or purpose of studies); (2) If HLR exercises its option at the development determination point, U.S. and European development costs will be shared 50/50; (3) If HLR exercises its option at the end of Phase II, HLR will reimburse the Company for 50% of any development costs incurred, and subsequent U.S. and European development costs will be shared 75/25, HLR/Genentech; (4) For nerve growth factor (NGF), which HLR has already exercised its option to develop, prospective U.S. and European development costs will be shared 60/40, HLR/Genentech; and (5) HLR will assume development of the oral IIb/IIIa antagonist globally on its own. The Company will provide clinical and scientific input for the IIb/IIIa program and may subsequently opt-in and join development at any time up to the New Drug Application (NDA) filing for the first indication. If the Company chooses to opt-in, it will reimburse HLR for 50% of the U.S. and European IIb/IIIa development costs incurred to that date. HLR and Genentech will co-promote IIb/IIIa in the U.S. with a 60/40, Genentech/HLR, profit-sharing if the NDA filing for the first indication is for acute therapy or a 50/50 profit-sharing if the NDA filing for the first indication is for chronic therapy. If the Company does not opt-in, it will receive from HLR a 6% royalty on worldwide sales of the oral IIb/IIIa antagonist.

     In general, HLR pays a royalty of 12.5% until a product reaches $100 million in aggregate sales outside of the U.S., at which time the royalty rate increases to 15% on all sales. In addition, HLR has exclusive rights to, and pays the Company 20% royalties on, Canadian sales of the Company's existing products and European sales of Pulmozyme(R). The Company transferred to HLR the rights to its Canadian product sales and European sales of Pulmozyme(R), and commenced recording royalty revenue from HLR on such sales. The Company supplies its products to HLR, and has agreed to supply products for which HLR has exercised its option, for sales outside of the U.S. at cost plus 20%.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of December 31, 1997, certain information regarding all stockholders known by Genentech to be the beneficial owners of more than five percent of any class of Genentech's voting securities:

          NAME AND ADDRESS               NUMBER                                 PERCENT
         OF BENEFICIAL OWNER           OF SHARES               CLASS            OF CLASS
         -------------------           ----------      ---------------------    --------
Roche Holdings, Inc..................  76,621,009      Common Stock                100%
  One Commerce Center, Suite 1050       6,426,200(1)   Special Common Stock       13.5%
  Wilmington, DE 19801

FMR Corp.............................   6,073,200(2)   Special Common Stock       12.8%
  82 Devonshire Street
  Boston, MA 02109

Goldman, Sachs & Co.;
The Goldman Sachs Group, L.P.........   2,522,950      Special Common Stock        5.3%
  85 Broad Street
  New York, NY 10004

---------------

(1) Prior to July 1, 1999, Roche has the right under the Amended Governance Agreement to cause Genentech to redeem all outstanding shares of Special Common Stock if certain conditions are met. If the Special Common Stock has not been so redeemed, then for thirty (30) business days beginning July 1, 1999 (or for sixty (60) business days beginning on the occurrence of certain insolvency events involving Genentech), stockholders shall have the right to require the purchase of none, some or all of their Special Common Stock at a price of $60.00 per share.

(2) Includes 5,300,200 shares, or 11.1% of the class, beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as an investment advisor to various investment companies.

STOCKHOLDER PROPOSALS

     Proposals of stockholders of Genentech that are intended to be presented by such stockholders at Genentech's 1999 Annual Meeting must be received by the Secretary of Genentech no later than November 11, 1998 in order that they may be included in the Proxy Statement and form of Proxy relating to that meeting. Stockholders are also advised to review the Company's Bylaws for additional requirements regarding stockholder proposals.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

     Genentech has three classes of directors serving staggered three-year terms. The 2001 class consists of five directors, the 2000 class consists of two directors and the 1999 class consists of three directors. In February 1998, Dr. Jurgen Drews resigned from Genentech's Board of Directors and the Board appointed Dr. Jonathan K.C. Knowles to fill the vacancy created by Dr. Drew's resignation. The 2001 class directors are to be elected at the Annual Meeting for three-year terms expiring on the date of the Annual Meeting in 2001 or until each such director's successor shall have been duly elected or appointed. It is intended that the shares represented by the enclosed Proxy will be voted for the election of Drs. Knowles, Humer, Levinson, Potts and Mr. Murfin, each of whom is currently a member of the Board of Directors of Genentech, as the 2001 class directors, unless the Proxy is marked in such a manner as to withhold authority to vote for any of them. Under the terms of the Amended Governance Agreement, Roche agreed that in connection with the election of directors it would vote any of its shares of Common Stock and Special Common Stock in proportion to the votes cast by the other holders of Special Common Stock; provided, however, Roche may cast all of its votes for any director nominee of Roche designated under the Amended Governance Agreement. Drs. Knowles and Humer are Roche's nominees for the Board of Directors. The directors are elected by a plurality of the votes of the Common Stock and Special Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE

     In the event any of such nominees becomes unable or unwilling to serve, the shares represented by the enclosed Proxy will be voted for the election of the balance of those named and such other person as the Board of Directors may select. The Board of Directors has no reason to believe that any such nominee will be unable to serve.

     The following table sets forth the name and age (as of the date of the Annual Meeting) of the directors, the class to which each has been nominated for election or elected, their principal occupations at present, the positions and offices held by each with Genentech in addition to the position as a director, and the period during which each has served as a director of Genentech.

                                                                                        SERVED AS
                                                                                        DIRECTOR
                 NAME                    AGE    PRINCIPAL OCCUPATION -- POSITION HELD     SINCE
                 ----                   -----   --------------------------------------  ---------
2001 CLASS
Franz B. Humer........................   51     Chief Executive Officer and Head of       1995
                                                the Pharmaceuticals Division, The
                                                  Roche Group
Jonathan K. C. Knowles................   50     President of Global Research, The         1998
                                                Roche Group
Arthur D. Levinson....................   48     President and Chief Executive Officer     1995
                                                of Genentech
Donald L. Murfin......................   54     General Partner of Chemicals and          1980
                                                  Materials Enterprise Associates,
                                                  L.P.
John T. Potts, Jr.....................   66     Director of Research at Massachusetts     1982
                                                  General Hospital and Distinguished
                                                  Jackson Professor of Clinical
                                                  Medicine at Harvard Medical School
2000 CLASS
Herbert W. Boyer......................   61     Director of Genentech                     1976
Linda Fayne Levinson..................   56     Principal of Global Retail Partners,      1992
                                                L.P. and President of Fayne Levinson
                                                  Associates
1999 CLASS
J. Richard Munro......................   67     Chairman of the Board of Genentech        1988
C. Thomas Smith, Jr...................   60     President and Chief Executive Officer     1986
                                                of VHA, Inc.
David S. Tappan, Jr...................   75     Director of Genentech                     1981

2001 Class

     Dr. Humer joined The Roche Group in the spring of 1995 as the Head of its Pharmaceuticals Division and became Chief Executive Officer of The Roche Group in January 1998. He is also a member of the Board of Directors and Chairman of the Executive Committee of The Roche Group. Prior to joining The Roche Group, Dr. Humer was an Executive Director and Chief Operating Officer of Glaxo Holdings, a United Kingdom public limited company. Dr. Humer also serves as a director of Cadbury Schweppes p.1.c. Pursuant to the Amended Governance Agreement, Dr. Humer is a designee of Roche.

     Dr. Knowles joined The Roche Group as President of Global Research in September 1997. In January 1998, he became a member of the Executive Committee of The Roche Group. Prior to joining The Roche Group, Dr. Knowles served as the Director of Research for Europe of Glaxo from 1995 and served as the Director of the Geneva Institute of Glaxo from 1989 to 1995. Pursuant to the Amended Governance Agreement, Dr. Knowles is a designee of Roche.

     Dr. Levinson was elected President and Chief Executive Officer and a director of the Company in July 1995. Since joining the Company in 1980, Dr. Levinson has been a Senior Scientist, Staff Scientist and the Director of the Company's Cell Genetics Department. Dr. Levinson was appointed Vice President of Research Technology in April 1989, Vice President of Research in May 1990 and Senior Vice President in January 1993. Dr. Levinson was formerly on the editorial boards of "Molecular Biology and Medicine" and "Molecular and Cellular Biology," and is active in the American Society of Microbiology, the New York Academy of Sciences, the American Association for the Advancement of Science, and the American Society for Biochemistry and Molecular Biology. From 1977 to 1980, Dr. Levinson was a Postdoctoral Fellow in the Department of Microbiology at the University of California, San Francisco. In 1977, Dr. Levinson received his Ph.D. in Biochemistry from Princeton University.

     Mr. Murfin is General Partner of Chemicals and Materials Enterprise Associates, L.P., a venture capital firm focusing on businesses based on specialty chemicals and materials. Mr. Murfin was Managing Partner of Trident Venture Partners from 1988 to 1989. Mr. Murfin served from 1979 to 1988 as President of Lubrizol Enterprises, Inc., a venture development subsidiary of The Lubrizol Corporation, a manufacturer of chemical additives for lubricants and fuels and specialty chemicals for industrial applications, of which he was Vice President from 1985 to 1988. Mr. Murfin served as Chairman of the Board of Genex Corporation from 1990 to 1991. Mr. Murfin is also a director of Diatide, Inc., and serves on the boards of directors of a number of private technology-based businesses.

     Dr. Potts is the Director of Research at Massachusetts General Hospital ("MGH") and Distinguished Jackson Professor of Clinical Medicine at Harvard Medical School. From 1981 to 1996, he was Physician-in-Chief at MGH and Jackson Professor of Clinical Medicine at Harvard Medical School. Dr. Potts also serves as a consultant to Genentech. Dr. Potts' accomplishments have been recognized with a series of honors over the years, including the prestigious Fred Conrad Koch Award of the Endocrine Society, the Prize Andre Lichwitz, and the American Society of Bone and Mineral Research's highest honor, the William F. Neumann Award. He holds many active and honorary memberships in scientific and professional organizations, including the Institute of Medicine, the American Academy of Arts and Sciences, and the Association of Professors of Medicine. Dr. Potts also serves on the Board of Directors of Cell Genesys Corporation.

2000 Class

     Dr. Boyer, a founder of Genentech, has been a director of Genentech since 1976 and is a consultant to Genentech. He served as a Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech's development. In 1993, Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer also serves as Chairman of the Board of Directors of Allergan, Inc.

     Ms. Levinson is a Principal of Global Retail Partners, L.P., a private equity investment fund. She has also served as the President of Fayne Levinson Associates, a general management consulting firm since 1982. Ms. Levinson also serves as a member of the Board of Jacobs Engineering Group, Inc., NCR Corporation and Administaff. Ms. Levinson was an executive at Creative Artists Agency, Inc. from 1993 through February 1994 and was a partner of Wings Partners, a Los Angeles-based merchant bank whose holdings include Northwest Airlines, from 1989 until 1993. Ms. Levinson was a Senior Vice President at American Express Travel Related Services Co., Inc., from 1984 until 1987. In 1982, Ms. Levinson served as Executive Vice President, Marketing, Hotel Group at John B. Coleman & Co. Ms. Levinson was at McKinsey & Co., a worldwide general management consulting firm, from 1972 through 1981, where she was made the first woman partner in 1979.

1999 Class

     Mr. Munro was appointed Chairman of the Board of Genentech, effective January 1, 1997. Mr. Munro was Chairman of Time, Inc., a predecessor of Time Warner Inc., from 1986 to 1989 and its Chief Executive Officer from 1980 to 1989. Mr. Munro is also a director of Mobil Corporation, Kellogg Company, K Mart Corporation, and Sensorimatic. Mr. Munro is a member of the National Coalition of AIDS Research (Washington, D.C.) and the Counsel on Foreign Relations, Chairman of the Points of Light Foundation, a director of the United Negro College Fund, and a trustee of Hamilton College, St. Lawrence University, Teacher's College, Columbia University and the Salisbury School.

     Mr. Smith has been President and Chief Executive Officer of VHA, Inc., an alliance of 1,600 healthcare organizations in 47 states, since 1991. Mr. Smith served as President of Yale-New Haven Hospital, a nonprofit teaching hospital affiliated with Yale University Medical School, from 1977 to 1991. Mr. Smith was the 1991 Chairman of the Board of Trustees of the American Hospital Association, and serves on the Boards of VHA, the Jackson Hole Group, the Healthcare Leadership Council and the Memorial Healthcare System in Houston.

     Mr. Tappan served as Chairman of the Board of Fluor Corporation ("Fluor"), an international engineering, construction and technical services company, from 1984 through 1990, at which time he retired. Mr. Tappan was Chief Executive Officer of Fluor from 1984 to 1990. Mr. Tappan is also a director of Advanced Tissue Sciences, Inc. He is a member of the Board of Trustees of the University of Southern California and The Scripps Research Institute Board of Trustees.

COMMITTEES AND MEETINGS

     During 1997, the standing committees of the Board of Directors included an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee and a Nominations Committee. During 1997, the Board of Directors held five meetings, the Audit Committee held five meetings, the Compensation Committee held five meetings, the Corporate Governance Committee held four meetings, the Executive Committee held no meetings, and the Nominations Committee held four meetings. Each Board member attended at least 75% of the aggregate meetings of the Board and the committees of which he or she is a member, with the exception of Dr. Humer, who attended 60% of such meetings. The Amended Governance Agreement provides that each committee of the Board (other than certain special committees) will at all times include at least one director designated by Roche. The director designated by Roche to serve on any committee will be entitled to designate as his or her alternate another director designated by Roche.

     In 1997, the Audit Committee was comprised of Dr. Humer and Messrs. Murfin, Smith and Tappan. Dr. Humer resigned from the Audit Committee in February 1998 and Dr. Knowles was appointed to replace him. None of the members of the Audit Committee is an employee of Genentech. The Audit Committee recommends the independent auditors to the Board and provides a direct line of communication between the auditors and the Board. The Audit Committee, with and without Company management present, meets with the Company's independent auditors to review and discuss various matters, including Genentech's financial statements, the quarterly reporting process and management's control thereof, the inventory and receivable reserve policies, the tax compliance program and strategy, the scope of external and general audit activities, the independent auditor's fees and performance, the Company's investment policy and risk management programs, the report of the independent auditors and accompanying management letter on the scope and results of their work and their recommendations concerning Genentech's financial practices and procedures.

     In 1997, the Compensation Committee was comprised of Ms. Levinson, Drs. Humer and Boyer, and Mr. Munro, none of whom is an employee of Genentech. Dr. Boyer was appointed to the Compensation Committee in April 1997. The Compensation Committee administers Genentech's stock option plans, the stock purchase plan and other corporate benefits programs. The Compensation Committee also reviews and approves the annual bonus plan, bonus plan payouts, annual stock option grants, the corporate benefits strategy, incentive plan status, compensation philosophy and current competitive status, and executive officer compensation.

     In 1997, the Corporate Governance Committee was comprised of Ms. Levinson, Drs. Drews and Potts, and Messrs. Munro, Smith and Tappan. Ms. Levinson and Mr. Munro resigned from the Corporate Governance Committee in April 1997. Dr. Drews resigned from the Corporate Governance Committee in February 1998 and Dr. Knowles was appointed to replace him. The Corporate Governance Committee reviews the Company's sales and marketing policies and compliance, investor relations, corporate communications, government relations, human resources, legal and regulatory affairs, compliance with laws and regulations, and Board of Directors and Board committee effectiveness.

     In 1997, the Executive Committee was comprised of Drs. Boyer, Humer, Levinson and Mr. Munro. The Executive Committee was established to act when the full Board of Directors is unavailable. It has all the authority of the Board in the management of the business and affairs of Genentech, except those powers that by law cannot be delegated by the Board of Directors.

     In 1997, the Nominations Committee was comprised of Ms. Levinson, Drs. Drews, Boyer, Levinson and Potts. Dr. Boyer was appointed to the Nominations Committee in February 1997. Dr. Potts resigned from the Nominations Committee in April 1997. Dr. Drews resigned from the Nominations Committee in February 1998 and Dr. Knowles was appointed to replace him. The purpose of the Nominations Committee is to identify, review and recommend potential nominees to the Board of Directors of Genentech, and to recommend executive officers of the Company for election by the Board of Directors. The Nominations Committee will consider nominees to the Board of Directors recommended by Genentech stockholders. To be considered, stockholders wishing to nominate a person to the Board of Directors should send a letter to the Secretary of Genentech which complies with the notification requirements of Genentech's Bylaws. Stockholders of Genentech are also entitled to nominate candidates for director at the Annual Meeting if they have complied with the advance notice procedures contained in the Company's Bylaws.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of shares of Special Common Stock and of the equity securities of Roche Holding Ltd as of December 31, 1997, unless otherwise noted, of (i) each director of Genentech,
(ii) Genentech's Chief Executive Officer, (iii) each of Genentech's four other most highly compensated executive officers (the "Named Executive Officers"), and
(iv) all directors and executive officers of Genentech as a group:

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                 GENENTECH SPECIAL       EQUITY SECURITIES OF
                                                   COMMON STOCK           ROCHE HOLDING LTD
                                              -----------------------    --------------------
                                                             PERCENT                 PERCENT
          NAME OF BENEFICIAL OWNER             SHARES        OF CLASS    SHARES     OF CLASS
          ------------------------            ---------      --------    -------    ---------
Herbert W. Boyer............................    609,570(1)   1.28%          0         0
Susan D. Desmond-Hellmann...................     26,576(2)     *   (3)      0         0
Dennis Henner...............................    118,122(4)     *            0         0
Franz B. Humer(5)...........................     15,000(6)     *           50       **(7)
Jonathan K. C. Knowles(5)...................          0        *            0         0
Louis J. Lavigne, Jr........................    205,877(8)     *            0         0
Arthur D. Levinson..........................    398,023(9)     *            0         0
Linda Fayne Levinson........................     30,200(10)    *            0         0
J. Richard Munro............................     55,000(11)    *            0         0
Donald L. Murfin............................     53,250(12)    *            0         0
John T. Potts, Jr...........................     60,667(13)    *            0         0
C. Thomas Smith, Jr.........................     17,000(14)    *            0         0
David S. Tappan, Jr.........................     57,000(15)    *            0         0
William D. Young............................    272,736(16)    *            0         0
All Directors and Executive Officers as a
  Group (34 persons)........................  3,074,888(17)   6.2          50         **

---------------

 (1) Includes stock options outstanding on December 31, 1997 to purchase 45,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

 (2) Includes stock options outstanding on December 31, 1997 to purchase 25,958 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

 (3) Asterisk (*) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding shares of Special Common Stock.

 (4) Includes stock options outstanding on December 31, 1997 to purchase 116,315 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

 (5) Following the Merger, Roche, One Commerce Center, Suite 1050, Wilmington, Delaware 19801, owned 76,621,009 shares of Genentech's Common Stock, representing 100% of the class and, in addition, as of December 31, 1997, owned 6,426,200 shares of Special Common Stock, representing approximately 13.5% of the class. Pursuant to the Amended Governance Agreement, Roche has appointed Drs. Knowles and Humer as its representatives on the Board of Directors of Genentech.

 (6) Includes stock options outstanding on December 31, 1997 to purchase 15,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

 (7) A double asterisk (**) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding equity securities of Roche Holding Ltd.

 (8) Includes stock options outstanding on December 31, 1997 to purchase 189,698 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

 (9) Includes stock options outstanding on December 31, 1997 to purchase 391,356 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

(10) Includes stock options outstanding on December 31, 1997 to purchase 30,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

(11) Includes stock options outstanding on December 31, 1997 to purchase 53,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

(12) Includes stock options outstanding on December 31, 1997 to purchase 53,250 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

(13) Includes stock options outstanding on December 31, 1997 to purchase 56,334 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

(14) Includes stock options outstanding on December 31, 1997 to purchase 15,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

(15) Includes stock options outstanding on December 31, 1997 to purchase 57,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

(16) Includes stock options outstanding on December 31, 1997 to purchase 204,225 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

(17) Includes all shares of Special Common Stock reflected in footnotes 1, 2, 4, 6 and 8 through 16 above and also includes outstanding stock options held by 20 other executive officers on December 31, 1997 to purchase 1,081,176 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who own more than 10% of any class of the Company's equity securities (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of such securities. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. In March 1998, Ms. Paula Jardieu, an executive officer of the Company, filed a late Form 3 reporting beneficial ownership of shares of Special Common Stock.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     In 1997, each of the directors of Genentech, except Dr. Levinson and Mr. Munro, were paid an annual retainer of $30,000. Mr. Munro, as Chairman of the Board of Directors, was paid an annual retainer of $50,000. Dr. Levinson was not paid for his services as a director. In addition, the directors, with the exception of Dr. Levinson, received a total of $1,500 for the Board and committee meetings at which the director was present in person and a total of $500 for the Board and committee meetings at which the director was present by telephone. All directors were reimbursed for expenses incurred in connection with their service on the

Board. Drs. Boyer and Potts also serve as consultants to Genentech and receive compensation for their services. In 1997, Drs. Boyer and Potts received $24,000 and $46,000, respectively, in consideration for their consulting services. During 1997, no directors exercised options granted under any of the Company's stock option plans.

     In 1992, the Company established a Directors' Charitable Award Program (the "Award Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board on or after May 1, 1992 are eligible for the Award Program, subject to vesting requirements. The Award Program is funded by life insurance policies purchased by the Company which provide for a $1 million death benefit on participating directors. Upon the death of a participating director, the Company may donate $200,000 per year for five years to up to four educational institutions or nonprofit organizations recommended by the director, provided that any such institution or organization is approved by the Company in the year of the donation. Individual directors derive no financial benefit from the Award Program since all available insurance proceeds and tax deductions accrue solely to the Company.

     Under the Automatic Grant Program (the "1996 Grant Program") of the Company's 1996 Stock Option/Stock Incentive Plan (the "1996 Plan"), each nonemployee member of the Board who is first appointed or elected to the position after April 30, 1996, will automatically be granted, on the date of such member's election to the Board, a nonstatutory option to purchase 20,000 shares of Special Common Stock. In addition, each employee director who is first elected a member of the Board and who subsequently becomes a nonemployee director after April 30, 1996 shall automatically be granted, on the date of such individual's change from employee to nonemployee director, a nonstatutory option to purchase 20,000 shares of Special Common Stock. Each option granted under the 1996 Grant Program vests in increments of 5,000 shares on each of the first, second, third and fourth anniversaries of the grant date and remains exercisable until the expiration or earlier termination of the option term. Such options have a term of ten years from the grant date. All options granted under the 1996 Grant Program have an exercise price equal to 100% of the closing selling price per share of the Company's Special Common Stock on the trading day prior to the date of grant as reported in the Wall Street Journal. On February 12, 1998, Dr. Knowles was granted a nonstatutory option to purchase 20,000 shares of Special Common Stock at an exercise price of $67.0625 per share under the 1996 Grant Program.

                       COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ending December 31, 1997, 1996, and 1995, certain compensation paid by Genentech to the Named Executive Officers, including salary, bonuses, stock options, and certain other compensation:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                            ANNUAL COMPENSATION                ------------
                               ---------------------------------------------    SECURITIES
                                                                  OTHER         UNDERLYING
                                                                 ANNUAL         OPTIONS(3)     ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR   SALARY(1)    BONUS     COMPENSATION(2)       (#)        COMPENSATION
 ---------------------------   ----   ---------   --------   ---------------   ------------   ------------
Arthur D. Levinson...........  1997.. $650,000    $390,000          --                 0        $37,000(4)
President and                  1996   $525,000    $275,000          --           200,000        $31,000(4)
Chief Executive Officer        1995   $425,000    $250,000          --                 0        $23,600(4)

William D. Young.............  1997   $430,000    $205,000          --                 0        $24,800(4)
Chief Operating Officer        1996   $390,000    $190,000          --           125,000        $23,000(4)
                               1995   $350,500    $185,000          --                 0        $20,620(4)

Louis J. Lavigne, Jr.........  1997   $350,000    $185,000          --                 0        $20,400(4)
Executive Vice President       1996   $320,000    $160,000          --            90,000        $19,000(4)
and Chief Financial Officer    1995   $307,000    $155,000          --                 0        $18,480(4)

Susan Desmond-Hellmann.......  1997   $275,000    $150,000          --            50,000        $15,800(4)
Senior Vice President,         1996   $233,750    $120,077          --            75,000        $10,950(4)
Development and                1995   $119,583    $ 63,521          --            13,500        $ 4,317(4)
Chief Medical Officer

Dennis Henner................  1997   $262,500    $130,000          --                 0        $15,300(4)
Vice President, Research       1996   $233,959    $120,000          --            75,000        $12,958(4)
                               1995   $182,000    $ 90,000          --                 0        $ 9,880(4)

---------------

(1) Includes amounts earned but deferred at the election of the executive, such as salary deferrals under Genentech's Tax Reduction Investment Plan (the "401(k) Plan") established under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

(2) As permitted by rules promulgated by the Securities and Exchange Commission ("SEC"), no amounts are shown with respect to certain "perquisites" (such as imputed interest on loans at below market value rates), where such amounts do not exceed the lesser of (i) 10% of the sum of the amounts of Salary and Bonus for the Named Executive Officer, or (ii) $50,000.

(3) Genentech has awarded no stock appreciation rights ("SARs").

(4) Consists of Genentech's matching payments under its 401(k) Plan for 1997, 1996, and 1995 and Genentech's matching payments under its Supplemental Plan for 1997, 1996 and 1995. Each of the Named Executive Officers received $6,333 in matching payments under the 401(k) Plan for 1997, and under the Supplemental Plan, Dr. Levinson, Messrs. Young and Lavigne, and Drs. Desmond-Hellmann and Henner received matching payments of $30,667, $18,467, $14,067, $9,467 and $8,967 respectively, for 1997. Each of the Named Executive Officers received $6,000 in matching payments under the 401(k) Plan for 1996, and under the Supplemental Plan, Dr. Levinson, Messrs. Young and Lavigne, and Drs. Desmond-Hellmann and Henner received matching payments of $25,000, $17,000, $13,000, $4,950 and $6,958 respectively, for 1996. Each of the Named Executive Officers received $6,000 in matching payments under the 401(k) Plan for 1995, except for Dr. Desmond-Hellmann, who received $4,317, and under the Supplemental Plan, Dr. Levinson, Messrs. Young and Lavigne, and Drs. Desmond-Hellmann and Henner received matching payments of $17,600, $14,620, $12,480, $0 and $3,880 respectively, for 1995.

                       STOCK OPTION GRANTS AND EXERCISES

     Genentech has options outstanding under its 1984 Incentive Stock Option Plan, its 1984 Non-Qualified Stock Option Plan, its 1990 Stock Option/Stock Incentive Plan, its 1994 Stock Option Plan and its 1996 Stock Option/Stock Incentive Plan (the "1996 Plan").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED ANNUAL
                                                                                                  RATES OF STOCK PRICE
                                                                                                    APPRECIATION FOR
                                                   INDIVIDUAL GRANTS                                 OPTION TERM(5)
                           ------------------------------------------------------------------   ------------------------
                               NUMBER OF        PERCENT OF TOTAL
                               SECURITIES       OPTIONS GRANTED    EXERCISE OR
                           UNDERLYING OPTIONS   TO EMPLOYEES IN    BASE PRICE     EXPIRATION
           NAME              GRANTED(#)(1)       FISCAL YEAR(2)     ($/SH)(3)      DATE(4)          5%           10%
           ----            ------------------   ----------------   -----------   ------------   ----------    ----------
Arthur D. Levinson........            0                  0                --              --             0             0
William D. Young..........            0                  0                --              --             0             0
Louis J. Lavigne, Jr. ....            0                  0                --              --             0             0
Susan Desmond-Hellmann....       50,000               15.2%          $58.375      06/17/2007    $1,835,586    $4,651,736
Dennis Henner.............            0                  0                --              --             0             0

---------------

(1) The options were granted pursuant to the 1996 Plan and are nonstatutory options. The options become vested and exercisable as follows: 25% of the total option shares vest on the first anniversary of the grant date, with the remaining 75% vesting in equal monthly increments thereafter over the next three years. In addition, the options fully vest upon the event of a corporate transaction, as defined in the 1996 Plan, unless the acquiring company assumes the options, substitutes similar options or replaces the options with a comparable cash incentive program. The options also fully vest upon a change of control, as defined in the 1996 Plan.

(2) Based on a total of 329,505 options granted to the employees of the Company, including the Named Executive Officers, under all of the Company's stock option plans in 1997.

(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Special Common Stock as based on the closing selling price per share of the Company's Special Common Stock on the trading day prior to the date of grant.

(4) The options granted have a term of ten years subject to earlier termination upon the occurrence of certain events related to termination of employment.

(5) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that option is exercised and sold on the last day of the term for the appreciated stock price.

     The following table shows for the fiscal year ended December 31, 1997, certain information regarding options exercised by, and held at year end by, the Named Executive Officers:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES(1)

                                                                    NUMBER OF
                                                                   SECURITIES             VALUE OF
                                                                   UNDERLYING           UNEXERCISED
                                                                   UNEXERCISED          IN-THE-MONEY
                                                                   OPTIONS AT            OPTIONS AT
                                                                    FY-END(#)            FY-END(3)
                                 SHARES ACQUIRED      VALUE       EXERCISABLE/          EXERCISABLE/
                NAME             ON EXERCISE(#)    REALIZED(2)    UNEXERCISABLE        UNEXERCISABLE
                ----             ---------------   -----------   ---------------   ----------------------
    Arthur D. Levinson..........        0               0        378,440/272,500   $11,039,796/$2,201,250
    William D. Young............        0               0        194,850/193,750    $5,340,750/$1,621,875
    Louis J. Lavigne, Jr. ......        0               0        182,532/147,000    $5,312,905/$1,246,500
    Susan Desmond-Hellmann......        0               0         22,823/115,677        $191,005/$564,870
    Dennis Henner...............        0               0         111,940/93,750      $3,296,425/$736,875

---------------

(1) Genentech has awarded no SARs.

(2) Fair market value of Genentech's Special Common Stock on the date of exercise minus the exercise price.

(3) Fair market value of Genentech's Special Common Stock, $60.625, at the close of business on December 31, 1997, the last business day of 1997, minus the exercise price of the options.

LONG-TERM INCENTIVE PLANS

     The table on the following page shows information regarding Incentive Units ("Units") awarded to the Named Executive Officers under the Genentech, Inc. EPR Incentive Units Program (the "Program") during the fiscal year ended December 31, 1997. The purpose of the Program is to provide eligible employees of Genentech with a cash-based supplement to the long-term incentive and retention value of the Company's stock options. Each Unit is assigned potential dollar value if the Company achieves key performance benchmarks during the term of the Program, which value is reduced to the extent that the Company's Special Common Stock appreciates in value above $53.53 per share, its average value for the fourth quarter of 1996. The benchmarks are performance milestones based on (i) earnings per share targets, (ii) product approvals and (iii) identification of research prospects. The potential Unit value is earned only in the event that the Company's stockholders exercise their Put Rights and that Roche, as a result of such exercise, owns at least 85% of the total outstanding shares of the Company's Special Common Stock and the Company's Common Stock, when considered in the aggregate. No amounts are shown in the table as estimated "maximum" payouts because no such payout levels are set or contemplated under the Program.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                         PERFORMANCE    ESTIMATED FUTURE PAYOUTS UNDER
                                                           OR OTHER       NON-STOCK PRICE-BASED PLANS
                                         NUMBER OF       PERIOD UNTIL   -------------------------------
                                      SHARES, UNITS OR    MATURATION     THRESHOLD           TARGET
                NAME                  OTHER RIGHTS(#)    OR PAYOUT(1)       (2)                (3)
                ----                  ----------------   ------------   ------------      -------------
Arthur D. Levinson..................      200,000            2001            $0            $3,406,000
William D. Young....................      125,000            2001            $0            $2,128,750
Louis J. Lavigne, Jr. ..............       90,000            2001            $0            $1,532,700
Susan Desmond-Hellmann..............       88,500            2001            $0            $1,507,155
Dennis Henner.......................       75,000            2001            $0            $1,277,250

---------------

(1) Based on a Unit value as of December 31, 2000 and to be paid in early 2001. A participant may also elect to receive an early distribution of 50% of the value of his or her Units as of December 31, 1999 to be paid in early 2000 and to receive the remaining 50% of the value as of December 31, 2000 to be paid in early 2001.

(2) No payout will be made if (i) performance milestones are not met, (ii) the Company's stockholders do not exercise their Put Rights or (iii) under other limited circumstances.

(3) Assumes (i) earnings per share targets are achieved, but not exceeded, for each target year, (ii) all product approvals are received in the target year, (iii) three research prospects are identified each target year and
    (iv) a Special Common Stock value at the end of the Put Period of $60.00 per share.

LOANS AND OTHER COMPENSATION

     In 1992, Genentech lent $85,000 to Dr. Ted W. Love, a former executive officer of the Company, for the purchase of a home in connection with his relocation to the San Francisco Bay Area. The loan is imputed to bear interest at the rate of 6.10% and is due and payable in full on the earlier of the fifth anniversary of the date of the loan or the date of termination of Dr. Love's employment with Genentech. The largest amount outstanding under this loan during 1997 was $85,000, and the entire principal balance of this loan is outstanding as of the date of this Proxy Statement. The imputed interest on this loan is compensatory to Dr. Love and amounted to $5,229 in 1997.

     In 1993, Genentech lent $150,000 to Mr. Gregory Baird, Vice President, Corporate Communications, for the purchase of a home in connection with his relocation to the San Francisco Bay Area. The loan is imputed to bear interest at the rate of 6.88%. In July 1996, Genentech amended the terms of this loan to forgive all amounts due thereunder according to the following schedule, provided that Mr. Baird is employed by Genentech on each of the forgiveness dates: on May 1, 1997, $50,000 was forgiven and, thereafter, on May 1 of each of the following four years (1998-2001), $25,000 will be forgiven. The largest amount outstanding under this loan during 1997 was $150,000, and $100,000 of this loan is outstanding as of the date of this Proxy Statement. The imputed interest on this loan is compensatory to Mr. Baird and amounted to $7,978 in 1997.

     In 1994, Genentech lent $250,000 to Ms. Kimberly Popovits, Vice President, Sales, for the purchase of a home in connection with her relocation to the San Francisco Bay Area, and in 1989, Genentech lent $30,000 to Ms. Popovits in connection with a separate relocation. The 1994 and 1989 loans are imputed to bear interest at the rate of 8.20%. $150,000 of the 1994 loan is repayable in full on the earlier of five years from the date the loan was made or the date of Ms. Popovits' termination of employment with Genentech. $100,000 of the 1994 loan will be forgiven in five equal amounts on the anniversary dates of the loan, provided Ms. Popovits is employed by Genentech on such anniversary dates. The 1989 loan was due and payable in full on November 12, 1994; however, in January 1995, Genentech amended the terms of the 1989 loan to forgive all amounts due under the 1989 loan in three equal installments in 1995, 1996 and 1997. The largest amount outstanding under these loans during 1997 was $220,000, and $190,000 of the principal balance of the 1994 loan is outstanding as of the date of this Proxy Statement. The imputed interest on these loans is compensatory to Ms. Popovits and amounted to $18,410 in 1997.

     In 1992, Genentech lent $150,000 to Dr. John Curd, Vice President, Clinical Development, for the purchase of a home in connection with his relocation to the San Francisco Bay Area, and in 1994, Genentech lent $282,287 to Dr. Curd in connection with a refinancing of the same residence. The 1994 and 1992 loans are imputed to bear interest at the rate of 6.62%. $45,000 of the 1994 loan was forgiven in two equal installments on the first and second anniversary dates of the loan. The 1992 loan was due and payable in full on January 15, 1997; however, in April 1996, Genentech amended the terms of the 1992 and 1994 loans to forgive all amounts due under these loans in four equal installments on March 15 of 1997, 1998, 1999 and 2000, provided Dr. Curd is employed by Genentech on such dates. The largest amount outstanding under these loans during 1997 was $387,287, and $290,465 of the principal balance of these loans is outstanding as of the date of this Proxy Statement. The imputed interest on these loans is compensatory to Dr. Curd and amounted to $19,451 in 1997.

     In 1997, Genentech lent $150,000 to Ms. Judy Heyboer, Senior Vice President, Human Resources, for the purchase of a home in connection with her relocation to San Mateo County. The loan is imputed to bear interest at the rate of 6.74%. $75,000 of this loan is due and payable on the earlier of the fifth anniversary of the date of the loan or the date of termination of Ms. Heyboer's employment with Genentech. The remaining $75,000 will be forgiven in five equal installments on the anniversary dates of the loan, provided Ms. Heyboer is employed by Genentech on each of the forgiveness dates. The largest amount outstanding under this loan during 1997 was $150,000, and the entire principal balance of this loan is outstanding as of the date of this Proxy Statement. The imputed interest on this loan is compensatory to Ms. Heyboer and amounted to $6,797 in 1997.

     In 1997, Genentech lent $100,000 to Mr. Lars Barfod, Vice President, Marketing, for the purchase of a home in connection with his relocation to the San Francisco Bay Area. The loan is imputed to bear interest at the rate of 6.54% and is due and payable in full on the earlier of the fifth anniversary of the date of the loan or the date of termination of Mr. Barfod's employment with Genentech. All amounts due under this loan will be forgiven in five equal amounts of $20,000 at the end of each calendar year, beginning in December 1997, provided Mr. Barfod is employed by Genentech on such dates. The largest amount outstanding under this loan during 1997 was $100,000, and $80,000 of this loan is outstanding as of the date of this Proxy Statement. The imputed interest is compensatory to Mr. Barfod and amounted to $3,270 in 1997.

COMPENSATION COMMITTEE REPORT(1)

     The Compensation Committee of the Board of Directors (the "Committee") is currently composed of four nonemployee directors. The Committee is responsible for setting and administering the policies which govern annual executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance, and determines the compensation of the Chief Executive Officer ("CEO"), and the other executive officers of Genentech based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other pharmaceutical and biotechnology companies. The CEO is not present during the discussion of his compensation.

     The policies of the Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with some bias toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets. In general, the salaries and stock option awards of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead, the Committee determines the salaries for executive officers based upon a

---------------

(1) The material in this report and under the caption "Performance Graph" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

review of salary surveys of other pharmaceutical, biotechnology and San Francisco Bay Area companies performed for the Committee. To provide the Committee with more information for making compensation comparisons, Genentech surveys a broader group of pharmaceutical and biotechnology companies than those companies included in the Standard & Poors Healthcare (Drug) Index shown on Genentech's Performance Graph. Based upon such surveys, the executive officers' salaries are set in the mid to seventy-fifth (75th) percentile as compared to other biotechnology companies, while stock options are set in the mid to high-range compared to other pharmaceutical companies. In awarding stock options, the Committee considers individual performance, overall contribution to Genentech, officer retention, the number of unvested stock options and the total number of stock options to be awarded. After considering the criteria relating to awarding stock options, during 1997 the Committee awarded to three of the current executive officers, including one Named Executive Officer, options to purchase an average of 35,000 shares of Genentech's Callable Putable Common Stock. In determining where a given officer's total compensation, including the CEO's, is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the success of Genentech as measured by earnings per share, product development progress, research prospects, and other critical success factors.

     Bonuses are provided to executive officers as part of Genentech's company-wide bonus plan. Payment of bonuses is expressly linked to the attainment of specified corporate goals which the Committee sets at each year's December meeting for the next year. Among other things, these goals determine whether a bonus will be paid to all employees and the amount of funding available for the bonus pool. For the bonus for services rendered in 1997, the corporate performance goals, in order of importance, related to: (i) accelerating and expanding product development by filing Investigational New Drug Applications, initiating or completing specified clinical trials investigating the use of new products, selecting new products for development and filing New Drug Applications or Product License Applications for new indications of marketed products; (ii) maximizing sales of marketed products by increasing sales of marketed products for currently approved indications; (iii) improving financial returns by achieving net income goals; (iv) forming strategic alliances by in-licensing products and establishing relationships with other companies; (v) increasing productivity; and (vi) enhancing employee development. In setting these goals, the Committee is cognizant of the long development cycle for human pharmaceuticals. The corporate performance goals for bonuses selected by the Committee seek to balance the desire for immediate earnings and the longer term goal of enhancing shareholder value by bringing to market many of the potential therapies in Genentech's research and development pipeline. In February 1998, the Committee reviewed the corporate performance goals for bonuses and determined that approximately $15.75 million of the $21 million of corporate bonus targets were achieved. The Committee allocated a bonus to the current CEO based on the achievement of the requisite corporate goals, as discussed above, and based on the Committee's view that the CEO's performance in achieving those goals had been excellent. The Committee set a range of 30% to 50% of salary for bonuses for all other executive officers. Within that range, the Committee set the bonus for each executive officer based on the Committee's subjective evaluation of the individual's performance and the recommendation of the CEO.

     The Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with pharmaceutical and biotechnology companies as described above. In awarding stock options, the Committee considers the CEO's performance, overall contribution to Genentech, retention, the number of unvested stock options and the total number of options to be awarded. The CEO's bonus is dependent on Genentech achieving the performance goals outlined above and the Committee's subjective evaluation of the CEO's performance. As described above, in determining where the CEO's total compensation is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the success of Genentech as measured by the factors outlined above. In 1997, the Committee elected, at the request of Dr. Levinson and the Executive Committee (comprised of the CEO's direct reports), to not increase the base salaries for Dr. Levinson and Executive Committee members. Instead, these select executive officers will participate in an expanded bonus program which ties amount of bonus to earnings performance. Compared to other companies surveyed by Genentech, the current CEO's salary, bonus and stock options are competitive.

     Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to Genentech's Chief Executive Officer and to each of the Named Executive Officers. Under Section 162(m), Genentech generally may deduct compensation paid to such an officer only to the extent that it does not exceed one million dollars during any calendar year or is "performance-based" as defined in Section 162(m). Genentech expects that the deductibility limit of
Section 162(m) currently will have an insignificant effect on Genentech. Current cash compensation paid to each of Genentech's executives, with one exception, is less than $1 million per year and is thus generally fully deductible to the Company. In addition, since January 1, 1997, all stock options granted to Company's executive officers (under Genentech's 1994 Stock Option Plan and 1996 Stock Option/Stock Incentive Plan) have been qualified as performance-based compensation under Section 162(m). Thus, Genentech will continue to receive a federal income tax deduction in connection with the exercise of such stock options. Finally, all options granted prior to January 1, 1997 under Genentech's various stock option plans, with one exception, are exempt from the deductibility limitation of Section 162(m) pursuant to various transition rules contained in the regulations under Section 162(m).

     From the members of the Compensation Committee of Genentech:

                                Herbert W. Boyer
                                Franz B. Humer
                                Linda Fayne Levinson
                                J. Richard Munro

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997 Genentech's Compensation Committee consisted of Drs. Humer and Boyer, Mr. Munro and Ms. Levinson. Dr. Humer joined The Roche Group in 1995 as the Head of its Pharmaceuticals Division and is currently Chief Executive Officer of The Roche Group. He is also a member of the Board of Directors and Chairman of the Executive Committee of The Roche Group. Pursuant to the terms of the Amended Governance Agreement, Dr. Humer is serving on Genentech's Compensation Committee as a designee of Roche. See "Certain Relationships and Related Transactions" below for a description of Genentech's relationship with Roche.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1980, Genentech and Hoffmann-La Roche Inc. ("Hoffmann-La Roche") entered into an agreement regarding the development and commercialization of human leukocyte ("alpha") and fibroblast ("beta") interferons (the "Interferon License Agreement"). Hoffmann-La Roche is a New Jersey corporation and a subsidiary of Roche, and as such is affiliated with Genentech. Pursuant to this agreement, as amended from time to time, Genentech granted Hoffmann-La Roche a sole and exclusive, worldwide license to use and sell (and, under certain circumstances, manufacture) alpha and beta interferons using organisms and knowhow developed by Genentech and under patent rights belonging to Genentech, for a period of 20 years. Pursuant to this agreement, Genentech is entitled to royalties on sales of interferons by Hoffmann-La Roche for 10 years after commercial introduction, unless the period of exclusivity is extended for an additional 5-year, royalty-bearing period. These royalties totaled $7.1 million in 1997.

     Effective April 1, 1998, Genentech transferred back to Roche the promotional rights to Roferon(R)-A. In consideration, Genentech will receive $5 million plus royalties for sales of alpha interferon under the Interferon License Agreement described above.

     In May 1991, Genentech entered into an agreement with Hoffmann-La Roche in settlement of all disputes, including all issues in litigation between the parties, relating to the Li patent on human growth hormone and methods for its preparation. Under the settlement agreement, Genentech received a nonexclusive license under the patent and will make payments and/or grant credits, against future royalties under the Interferon License Agreement described above, to Hoffmann-La Roche totalling $4 million over a ten-year period. In addition, Hoffman-La Roche received a paid-up nonexclusive license under certain Genentech patents for specific product applications.

     In January 1992, Genentech entered into an agreement with HLR relating to the development and supply of a recombinant tumor necrosis factor ("TNF") receptor-fusion protein being evaluated for use in septic shock, rheumatoid arthritis and multiple sclerosis. Pursuant to this agreement, Genentech is responsible for developing and scaling up a recombinant production process for TNF receptor-fusion protein and for supplying preclinical and clinical requirements of such material and, eventually, commercial requirements. HLR reimburses Genentech for certain costs of developing and scaling its manufacturing capability and will purchase manufactured TNF receptor-fusion protein from Genentech; for calendar year 1997, such costs totalled approximately $13.9 million.

     Genentech and Roche have also entered into a Small Molecule Screening Agreement for the screening of Roche's chemical library using certain mutually agreed Genentech assays to find lead molecules for development into small molecule therapeutics. Roche has the responsibility for supplying the chemical library to be screened. Genentech has the responsibility for supplying the assays and for undertaking the initial screening. If the screening results in the identification of a molecule of interest to one of the parties, that party shall advise the other party of its interest. The second party can then elect to proceed with the interested party and jointly develop the molecule or it can choose to let the interested party develop the molecule on its own. If a molecule is jointly developed, the parties are to share equally the cost of joint development and to agree to a plan proportioning research and development responsibilities between them based on their capability. If a product is jointly developed, both Genentech and Roche have the right to make, use and sell that product and will negotiate an allocation of the major marketing territories between them as well as appropriate royalties payable by each to the other for sales of that product in that party's marketing territory. As a general principle, the markets for each product are to be allocated on an equal basis, but Genentech is to have at least 50% of the marketing rights in North America and Roche is to have at least 50% of the marketing rights in Europe, subject to certain exceptions. After allocation of marketing rights, each party is to pay the other a royalty on sales in that party's marketing territory with the royalty to be determined by negotiation. As a general principle, the percentage royalty payable on sales by either party to the other should have equivalent royalty rates. If a product is unilaterally developed, the party unilaterally developing that product has the sole right to make, use and sell that product throughout the world and will pay the other party a royalty of 5% of sales.

     In 1994, Genentech entered into four R&D collaboration agreements with HLR and Hoffmann-La Roche, each an affiliate of Genentech. The four collaborations are in the areas of oral IIb/IIIa antagonists, oral IL-8 antagonists, oral LFA/ICAM antagonists, and ras farnesyltransferase inhibitors. The collaboration pursuant to the IL-8 agreement has been terminated.

     The oral IIb/IIIa antagonist agreement was further amended in the second quarter of 1997. HLR will assume development of the oral IIb/IIIa antagonist globally on its own. Genentech will provide clinical and scientific input for the IIb/IIIa program and may subsequently opt-in and join development at any time up to the New Drug Application (NDA) filing for the first indication. If Genentech chooses to opt-in, it will reimburse HLR for 50% of the U.S. and European IIb/IIIa development costs incurred to that date. HLR and Genentech will co-promote IIb/IIIa in the U.S. with a 60/40, Genentech/HLR, profit-sharing if the NDA filing for the first indication is for acute therapy or a 50/50 profit-sharing if the NDA filing for the first indication is for chronic therapy. If Genentech does not opt-in, it will receive from HLR a 6% royalty on worldwide sales of the oral IIb/IIIa antagonist.

     The LFA/ICAM agreement is in the process of being amended and expanded to include VLA-4/VCAM antagonists and anticoagulants. It is expected that, as amended, the agreement would provide that Genentech will have the sole right to sell LFA-1/ICAM antagonists and anticoagulants in the United States and retain all associated profits, and Roche will have the sole right to sell those products outside the U.S. and retain all associated profits, and that with respect to VLA-4/VCAM, Roche will have the sole right to sell those products throughout the world, will pay Genentech a royalty of 5% on such sales and will retain all associated profits. It is expected that Genentech and Roche will share equally the development costs associated with the development of LFA-1/ICAM antagonists in the U.S., except where those costs are allocable to or involve countries outside the U.S., and that they will share equally development costs associated with the development of anticoagulants in the United States and Europe, except where those costs are allocable to or involve countries outside the U.S. and Europe. It is expected that Roche will have the sole responsibility for all the development costs associated with the development of VLA-4/VCAM antagonists.

     Roche has decided to discontinue development of Genentech's anti-CD18 monoclonal antibody for the indication of hemorrhagic shock. Consequently, Genentech now has the right to undertake the continued development of that product and to commercialize it on a worldwide basis.

     In addition to the foregoing agreements, Genentech has developed a mammalian cell line for HLR to produce a molecule that HLR has developed. HLR will provide Genentech future services of an equivalent value in exchange for Genentech's development efforts.

     In July 1997, Genentech entered into a Group Purchasing Agreement with VHA, Inc. ("VHA") pertaining to the purchase of Activase(R) by its member hospitals. Mr. Smith, a member of the Board of Directors of Genentech, is President and Chief Executive Officer of VHA. Pursuant to the Agreement, Genentech pays VHA an administrative fee, based on a percentage of the purchases of Activase(R) by VHA member hospitals. The percentage administrative fee earned by VHA is dependent upon the volume of Activase(R) purchased by member hospitals compared to the volume purchased in the same period for the previous year. Amounts paid to VHA under the Agreement totaled $216,585 in 1997.

     In October 1996, Genentech entered into a Collaborative Research Agreement with The General Hospital Corporation to conduct collaborative research with Dr. Mark Fishman of Massachusetts General Hospital ("MGH") pertaining to the discovery and identification of new genes. Dr. Fishman is the son-in-law of Dr. John T. Potts, Jr., a member of the Board of Directors of Genentech. Pursuant to the Agreement, Genentech will provide funding to support such collaborative research in Dr. Fishman's laboratories in the amount of $1.2 million per year over the twenty-six month term of the Agreement. Genentech received an option to a royalty-bearing license rights to inventions made in the course of the collaboration. Except under certain circumstances, if MGH achieves a certain research milestone, the Agreement will be extended for up to an additional three years for a dollar amount to be agreed upon at the time of the term extensions. Amounts paid to MGH under the Agreement totaled $1,200,000 in 1997.

     Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR Corp., which is the beneficial owner of 12.8% of the Company's Special Common Stock, is the trustee of the trust fund for the Genentech's Tax Reduction Investment Plan (401(k) Plan). Amounts paid to FMTC for its services as trustee totaled $83,397 in 1997.

PERFORMANCE GRAPH

     The following chart shows a comparison of five year cumulative total stockholder return among Genentech, the Standard & Poors Healthcare (Drug) 500 Index, and the Standard & Poors 500 Index:(1)

 Measurement Period
(Fiscal Year Covered)              GENENTECH    HEALTHCARE (DRUG) 500       S&P 500
      Dec-92                        100.00              100.00              100.00
      Dec-93                        135.12               91.51              110.08
      Dec-94                        122.07              106.53              111.53
      Dec-95                        141.81              182.69              153.45
      Dec-96                        143.48              227.83              188.68
      Dec-97                        162.21              362.87              251.63

---------------

(1) The total return on investment (change in year end stock price plus reinvested dividends) assumes $100 invested on December 31, 1992, in Genentech, the Standard & Poors Healthcare (Drug) 500 Index (comprised of Eli Lilly & Company, Merck and Company, Inc., Pfizer Inc., the Schering-Plough Corporation and Pharmacia & Upjohn, Inc.), and the Standard & Poors 500 Index.

        PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as Genentech's independent auditors for the year ending December 31, 1998, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Genentech's financial statements since its inception in 1976. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as Genentech's independent auditors is not required by the Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditors, the Board of Directors will consider whether to retain that firm for the year ending December 31, 1998.

     The affirmative vote of the holders of a majority of the Special Common Stock and Common Stock represented at the Annual Meeting, voting together as a single class, is required for approval of this proposal, provided that a quorum is present.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF SUCH RATIFICATION

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the Proxy will vote on such matters in accordance with their best judgment.

               (LOGO)printed on recycled paper with soy based ink

                                                                 SKU# 0724-PS-98

                                 GENENTECH, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1998

         The undersigned hereby appoints Stephen G. Juelsgaard and Arthur D. Levinson and each of them (to act by unanimous decision if each of them shall act), as attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote all of the shares of Callable Putable Common Stock of Genentech, Inc. ("Genentech") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Genentech to be held at The San Francisco Airport Marriott Hotel, 1800 Old Bayshore Highway, Burlingame, California on Thursday, April 30, 1998, commencing at 10:00 a.m., local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

      YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL
                                    MEETING.





                  PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND    SEE REVERSE
                     RETURN IT IN THE ACCOMPANYING ENVELOPE.           SIDE

          Please mark
[ X ]     votes as in
          this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSAL 2.

1.       To elect five directors to hold office until the 2001   2.  To ratify the selection of Ernst &  FOR   AGAINST   ABSTAIN
         Annual Meeting of Stockholders.                             Young LLP as independent public
                                                                     accountants of Genentech for the    [  ]    [  ]      [  ]
                                                                     year ending December 31, 1998.
NOMINEES: Franz B. Humer, Jonathan K. C. Knowles, Arthur D.
         Levinson, Donald L. Murfin and John T. Potts, Jr.       3.  Discretionary authority on any other business that may properly come before the meeting or any continuations and
                                                                     adjournments thereof.

          FOR                      WITHHELD
          ALL    [  ]       [  ]   FROM ALL                      MARK HERE IF YOU PLAN TO ATTEND THE MEETING   [  ]
        NOMINEES                   NOMINEES

[ ]
      ----------------------------------------                   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [  ]
      For all nominees except as noted above
                                                                 Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.






Signature:________________________         Date___________       Signature:________________________         Date___________